Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
William Schmitt — Integrated Corporate Relations
203-682-8200, investorrelations@lakesentertainment.com
FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
November 6, 2008

LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR THIRD QUARTER 2008
MINNEAPOLIS – November 6, 2008 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and nine-month periods ended September 28, 2008.
The consolidating summary results for the third quarter of 2008 compared to the consolidating summary results for the third quarter ended September 30, 2007, for Lakes Entertainment, Inc. and WPT Enterprises, Inc. (“WPTE”), Lakes’ majority-owned subsidiary, are as follows:

	Quarter ended				Quarter ended
	September 28, 2008				September 30, 2007
			Minority				Minority
($in thousands, except per share)	Lakes	WPTE	Interest	Consolidated	Lakes	WPTE	Interest	Consolidated
Total revenues	$8,383	$2,832	$—	$11,215	$2,602	$4,405	$—	$7,007

Selling, general & admin expense	8,944	4,397	—	13,341	4,461	5,597	—	10,058

Net unrealized gain (loss) on notes rec.	1,842	—	—	1,842	(600)	—	—	(600)

Loss from operations	(484)	(4,620)	—	(5,104)	(3,671)	(2,648)	—	(6,319)

Net earnings (loss) — common	$(3,030)	$(4,419)	$1,728	$(5,721)	$(3,860)	$(2,211)	$859	$(5,212)

Loss per common share — diluted				$(0.23)				$(0.21)
Consolidating summary results for the nine months ended September 28, 2008 compared to consolidating summary results for the nine months ended September 30, 2007 for Lakes and WPTE are as follows:

	Nine months ended				Nine months ended
	September 28, 2008				September 30, 2007
			Minority				Minority
($in thousands, except per share)	Lakes	WPTE	Interest	Consolidated	Lakes	WPTE	Interest	Consolidated
Total revenues	$18,867	$12,866	$—	$31,733	$3,491	$16,617	$—	$20,108

Selling, general & admin expense	22,102	16,073	—	38,175	13,144	16,603	—	29,747

Net unrealized gain on notes rec.	984	—	—	984	8,503	—	—	8,503

Loss from operations	(7,549)	(11,943)	—	(19,492)	(2,885)	(9,145)	—	(12,030)

Net earnings (loss) — common	$(11,033)	$(11,131)	$4,352	$(17,812)	$(3,666)	$(7,830)	$3,035	$(8,461)

Loss per common share — diluted				$(0.72)				$(0.36)
“We continue to be pleased with results from the Four Winds Casino Resort given the current economic environment across the United States,” said Lyle Berman, Chief Executive Officer of Lakes. “Further, the amendment of the gaming compact between the State of California and the Shingle Springs Band of Miwok Indians, which will allow for expanded Class III gaming at the Red Hawk Casino, has now been ratified by the State of California’s legislature and is awaiting final approval by the Bureau of Indian Affairs. Approval is expected prior to the planned opening of the Red Hawk Casino, which is still on schedule for later this year. We recently announced that the Shingle Springs Tribal Gaming Authority, an affiliate of the Shingle Springs Band of Miwok Indians, closed on the $77 million FF&E financing for the Red Hawk Casino. We are very pleased to have assisted the Tribal Gaming Authority in closing on this last part of funding for the Red Hawk Casino.”
Mr. Berman continued, “We are very disappointed that our MyOhioNow casino resort initiative was not approved by the voters of the State of Ohio in this week’s election. However, during the referendum process we never lost sight of our core operations and development projects which continue to proceed as planned. We believe that our Company is well positioned for growth given the upcoming opening of the Red Hawk Casino, as well as the projects we have in various stages of development.”
Further commenting, Tim Cope, President and Chief Financial Officer of Lakes, stated. Although we are disappointed with the voter results in Ohio, regarding the proposed casino project, we are very excited about the soon-to-open Red Hawk Casino that we are developing and will manage on behalf of the Shingle Springs Band as well as the ongoing results at both the Cimarron Casino and the Four Winds Casino Resort. As we recently announced, we closed on an $8 million building loan from First State Bank. This loan, in conjunction with our recently completed credit line agreement with UBS Financial Services for 75% of the market value of our auction rate securities, is expected to provide our Company the sources of working capital that are needed in the foreseeable future. In addition, we are moving forward with the upcoming November 21, 2008 stock dividend of all of our Company’s shares in WPTE. This dividend will provide our shareholders an option to monetize the value of WPTE shares if they so choose, and will also give Lakes the opportunity to provide more transparency in SEC filings as we will no longer be required to consolidate WPTE after the dividend.”
Third Quarter Results
Lakes Entertainment reported consolidated third quarter 2008 revenues of $11.2 million, a 60.0% increase from the prior-year period. Lakes’ revenue increased $5.8 million, primarily due to a full quarter of contribution of management fees from the Four Winds Casino Resort, which is owned by the Pokagon Band of Potawatomi Indians (“Pokagon Band”) and opened to the public on August 2, 2007. Also contributing to the increase in Lakes’ third quarter 2008 revenues was an adjustment resulting from an approved compact amendment between the Pokagon Band and the State of Michigan that reduced the Four Winds Casino Resort gaming tax. This amendment caused a one-time addition to revenue of approximately $1.8 million to Lakes. Revenue related to WPTE decreased to $2.8 million for the third quarter of 2008, from $4.4 million in the prior-year period. The decrease was caused by a decline in domestic television license fee income from the World Poker Tour® television program, which was due to lower per episode license fees under the Game Show Network agreement in effect during the 2008 period, as compared to the Travel Channel agreement which was in effect during the 2007 period.
Consolidated selling, general and administrative expenses were up $3.3 million from the prior-year period to $13.3 million due to development costs associated with the proposed Ohio casino resort project. For the third quarter of 2008, Lakes’ selling, general and administrative expenses were $8.9 million and consisted primarily of the development costs associated with the Ohio casino resort initiative of $4.7 million, payroll and related expenses of $2.5 million (including share-based compensation), travel expenses of $0.8 million and professional fees of $0.5 million.
Other costs and expenses incurred in the third quarter of 2008 included an increase in amortization of intangible assets of approximately $0.6 million associated with the casino project with the Pokagon Band, which commenced upon the opening of the Four Winds Casino Resort in August 2007. Also included in other costs and expenses was a $1.9 million impairment charge recognized by WPTE in the third quarter of 2008 related to its investment in Cecure Gaming.
Net unrealized gains on notes receivable relate to the Company’s notes receivable from Indian tribes, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the third quarter of 2008, net unrealized gains on notes receivable were $1.8 million, compared to net unrealized losses of $0.6 million in the prior-year period. The net unrealized gains in the third quarter of 2008 were primarily due to the recognition of a gain associated with the continued progress toward a fourth quarter opening of the Red Hawk Casino partially offset by unrealized losses associated with a decrease in probability of opening the casino project for the Jamul Indian Village due to issues associated with site access.
The loss from operations for the third quarter of 2008 was $5.1 million, compared to $6.3 million in the third quarter of 2007 and resulted primarily from the items discussed above. The net loss applicable to common shareholders for the third quarter of 2008 was $5.7 million, compared to $5.2 million in the third quarter of 2007. Loss applicable to common shareholders per fully diluted share was $0.23 in the third quarter of 2008, compared to $0.21 per share for the third quarter of 2007.
Nine Month 2008 Results
Lakes Entertainment reported consolidated revenues for the nine-month period ended September 28, 2008 of $31.7 million, up 57.8% from the prior-year period. Lakes’ revenue increased $15.4 million compared to the nine-month period ended September 30, 2007, primarily due to a full nine months of contribution of management fees from the Four Winds Casino Resort, which opened to the public on August 2, 2007. Also contributing to the increase in Lakes’ 2008 revenues was a $1.8 million addition to management fees due to the compact amendment between the Pokagon Band and the State of Michigan that reduced the Four Winds Casino Resort gaming tax. Revenue related to WPTE declined to $12.9 million for the nine months ended September 28, 2008, from $16.6 million in the prior-year period. The decrease was caused by a decline in domestic television license fee income from the World Poker Tour® television program, which was due to lower per episode license fees under the Game Show Network agreement in effect during the 2008 period, as compared to the Travel Channel agreement which was in effect during the 2007 period.
Consolidated selling, general and administrative expenses for the nine months ended September 28, 2008 were up $8.4 million from the prior-year period to $38.2 million due to development costs associated with the proposed Ohio casino resort project. For the nine months ended September 28, 2008, Lakes’ selling, general and administrative expenses were $22.1 million and consisted primarily of the development costs associated with the Ohio casino resort initiative of $10.4 million, payroll and related expenses of $6.8 million (including share-based compensation), travel expenses of $2.1 million and professional fees of $1.6 million.
Other costs and expenses for the nine months ended September 28, 2008 included an increase in amortization of intangible assets of approximately $3.9 million associated with the casino project with the Pokagon Band, which commenced upon the opening of the Four Winds Casino Resort in August 2007. Also included in other costs and expenses was a $1.9 million impairment charge recognized by WPTE in the third quarter of 2008 related to its investment in Cecure Gaming. Included in other costs and expenses for the nine months ended September 30, 2007, was a $2.3 million loss on abandonment of online gaming assets recorded by WPTE.
For the nine months ended September 28, 2008, net unrealized gains on notes receivable were $1.0 million, compared to net realized and unrealized gains of $8.5 million in the prior-year period. Net unrealized gains in the nine-month period ended September 28, 2008 were primarily due to the recognition of a gain associated with continued progress toward a fourth quarter opening of the Red Hawk Casino partially offset by unrealized losses associated with a decrease in probability of opening the casino project for the Jamul Indian Village due to issues associated with site access. The difference in the year-over-year basis was primarily due to the recognition of a $7.9 million unrealized gain in the prior-year period due to closing on a $450 million senior note financing to fund the Red Hawk Casino project in Shingle Springs, California, which increased the probability of the casino opening.
The operating loss for the nine months ended September 28, 2008 was $19.5 million, compared to an operating loss of $12.0 million in the prior-year period and resulted primarily from the items discussed above. The net loss applicable to common shareholders for the nine months ended September 28, 2008 was $17.8 million, compared to a loss of $8.5 million in the comparable prior-year period. Loss applicable to common shareholders per fully diluted share was $0.72 in the nine months ended September 28, 2008, compared to a loss per fully diluted share of $0.36 for the prior-year period.
Liquidity and Balance Sheet
As of September 28, 2008, the Company had $12.1 million in cash and cash equivalents, $3.9 million in short-term investments in marketable securities, and $35.6 million in long-term investments in securities. Of these amounts, $6.9 million in cash and cash equivalents related to Lakes and $24.4 million in long-term investments related to Lakes. All other amounts related to WPTE. All of Lakes’ long-term investments in securities and $10.2 million of WPTE’s long-term investments in securities are comprised of auction rate securities (“ARS”). As a result of liquidity issues surrounding the ARS, the ARS are classified as long-term investments in securities as of September 28, 2008. The types of ARS that both Lakes and WPTE own are backed by student loans, the majority of which are guaranteed under the Federal Family Education Loan Program (“FFELP”).
Lakes and WPTE continue to earn and receive interest on the ARS at contractually set rates. However, it will not be possible to liquidate the ARS until the issuer calls the security, a successful auction occurs, the ARS are sold back to the firms managing the ARS, a buyer is found outside the auction process or the security matures. During October 2008, Lakes and WPTE received account statements for September 2008 from the firms managing the ARS, which estimated the fair value of the ARS. Lakes and WPTE analyzed these statements and have concluded that a temporary decline in estimated fair value of $3.7 million related to the ARS has occurred as a result of the current lack of liquidity. This consolidated decline in estimated fair value includes $2.5 million related to Lakes and $1.2 million related to WPTE. Since the Company considers the decline in the estimated fair value of ARS to be temporary, the related unrealized loss is included in accumulated other comprehensive loss in the shareholders’ equity section of the Company’s balance sheet as of September 28, 2008.
On October 3, 2008, Lakes entered into a new client agreement (the “Credit Line”) with UBS, which supersedes a prior agreement for the purpose of borrowing between Lakes and UBS (“Margin Account Agreement”). The Credit Line enabled Lakes to draw 75% of the market value of Lakes’ ARS and is secured by the ARS held at UBS. Amounts previously drawn under the Margin Account Agreement were transferred to the Credit Line and the entire remaining amount available under the Credit Line was drawn by Lakes upon its execution. As of September 28, 2008 approximately $11.7 million was outstanding under the Margin Account Agreement, and approximately $18.2 million is currently outstanding under Lakes’ Credit Line.

Effective May 16, 2008, WPTE entered into a client agreement with one of the brokers that holds WPTE’s ARS for the purpose of borrowing and/or obtaining credit in a principal amount of approximately $4 million (the “WPTE Credit Line”). The WPTE Credit Line allows WPTE to draw up to 50% of the market value of WPTE’s ARS held by that broker, which is secured by the related ARS. WPTE has not drawn on the WPTE Credit Line.
On November 3, 2008, Lakes accepted an offer from UBS giving Lakes nontransferable rights to sell its ARS held by UBS at par value to UBS at any time during the period of June 30, 2010, through July 2, 2012. The par value of Lakes’ ARS, all of which are held by UBS, is approximately $26.8 million.
On October 28 2008, Lakes closed on a two-year interest only $8 million non-revolving line of credit loan agreement with First State Bank. The interest rate of the loan is 8.95%. Lakes has drawn $2 million on this loan agreement to date.
Lakes had notes receivable from Indian tribes, which are recorded at their estimated fair value of $82.2 million as of September 28, 2008. Prepaid advertising costs related to the Ohio casino resort initiative were $7.6 million as of September 28, 2008. Long-term contract acquisition costs payable related to the Pokagon Band contract were $5.6 million as of September 28, 2008.

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma and the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians. Lakes is also involved in other business activities, including possible development of a Company owned casino resort project in Vicksburg, Mississippi and the development of new table games for licensing to Tribal and non-Tribal casinos. The Company also owns approximately 61 percent of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded products and the sale of corporate sponsorships. As a result of a previously announced dividend of the shares of WPTE that Lakes owns, Lakes will no longer have an ownership interest in WPTE after November 21, 2008.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange.
# # #

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 28, 2008
	(Unaudited)	December 30, 2007
Assets
Current assets:
Cash and cash equivalents (balances include $5.2 million and $3.9 million of WPT Enterprises, Inc.)	$12,057	$9,248
Investments in securities (balances include $3.9 million and $23.0 million of WPT Enterprises, Inc.)	3,883	53,546
Accounts receivable	5,143	3,570
Prepaid advertising	7,578	—
Other current assets	3,114	3,028

Total current assets	31,775	69,392

Property and equipment, net	16,583	16,633

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	82,190	78,795
Land held for development	7,663	7,631
Intangible assets, net of accumulated amortization of $7.9 million and $2.8 million	62,728	65,910
Other	5,084	5,176

Total long-term assets related to Indian casino projects	157,665	157,512

Other assets:
Investments in securities (balances include $11.2 million and $4.2 million of WPT Enterprises, Inc.)	35,614	4,200
Investment in unconsolidated investee	1,000	2,923
Deferred tax asset	1,906	4,878
Other long-term assets	558	563

Total other assets	39,078	12,564

Total assets	$245,101	$256,101

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,249	$1,559
Income taxes payable	15,905	16,272
Accrued payroll and related costs	2,355	2,788
Deferred revenue	1,010	2,870
Short-term debt	11,697	—
Current portion of contract acquisition costs payable, net of $1.1 million discount	2,326	1,903
Other accrued expenses	2,259	2,074

Total current liabilities	36,801	27,466

Long-term Liabilities:
Contract acquisition costs payable, net of current portion and $1.7 million and $2.5 million discount	5,598	7,342

Total liabilities	42,399	34,808

Commitments and contingencies	9,380	13,995
Minority interest in subsidiary
Shareholders’ equity:
Series A convertible, nonvoting preferred stock, $.01 par value, with no dividend rights and no liquidation preference; authorized 7,500 shares; 4,458 issued and outstanding at December 30, 2007	—	45
Common stock, $.01 par value; authorized 200,000 shares; 26,015 and 24,516 issued and outstanding at September 28, 2008, and December 30, 2007, respectively	260	245
Additional paid-in capital	197,773	190,228
Retained earnings	(1,046)	16,766
Accumulated other comprehensive earnings (loss)	(3,665)	14

Total shareholders’ equity	193,322	207,298

Total liabilities and shareholders’ equity	$245,101	$256,101

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Revenues:
Management, consulting and development fees	$8,370	$2,580	$18,816	$3,415
License fees	1,854	2,695	8,824	12,535
Host fees, sponsorship, online gaming and other	991	1,732	4,093	4,158

Total revenues	11,215	7,007	31,733	20,108

Costs and expenses:
Selling, general and administrative	13,341	10,058	38,175	29,747
Production costs	997	1,355	6,452	6,594
Amortization of intangible assets related to Indian casino projects	1,681	1,121	5,042	1,126
Impairment losses	1,923	—	1,923	2,601
Depreciation and amortization	219	192	617	573

Total costs and expenses	18,161	12,726	52,209	40,641

Net realized and unrealized gains (losses) on notes receivable	1,842	(600)	984	8,503

Loss from operations	(5,104)	(6,319)	(19,492)	(12,030)

Other income (expense):
Interest income	333	981	1,657	7,613
Interest expense	(350)	(330)	(1,064)	(646)
Loss on extinguishment of debt	—	—	—	(3,830)
Other	65	50	247	(17)

Total other income, net	48	701	840	3,120

Loss before income taxes and minority interest in net loss of subsidiary	(5,056)	(5,618)	(18,652)	(8,910)
Income taxes	2,393	453	3,512	1,142

Loss before minority interest in net loss of subsidiary	(7,449)	(6,071)	(22,164)	(10,052)
Minority interest in net loss of subsidiary	1,728	859	4,352	3,035

Net loss	(5,721)	(5,212)	(17,812)	(7,017)

Stock warrant inducement discount	—	—	—	1,444

Net loss applicable to common shareholders	$(5,721)	$(5,212)	$(17,812)	$(8,461)

Loss applicable to common shareholders per share basic	$(0.23)	$(0.21)	$(0.72)	$(0.36)

Weightedaverage common shares outstanding basic	25,184	24,393	24,906	23,758